Exhibit 99.1

IFMI ANNOUNCES LEADERSHIP TRANSITION AT PRINCERIDGE SUBSIDIARY

Philadelphia and New York, July 19, 2012 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI) (“IFMI”) today announced that Daniel G. Cohen, Chairman and CEO of IFMI, has been appointed Chairman and CEO of IFMI’s majority-owned subsidiary, PrinceRidge Holdings LLC (“PrinceRidge”). John P. Costas, PrinceRidge’s Chairman, and Michael T. Hutchins, PrinceRidge’s CEO, have entered into separation agreements with PrinceRidge, effective immediately.

“IFMI and the PrinceRidge Board of Managers believe this management transition is in the best interests of the Company’s shareholders, clients and employees,” said Mr. Cohen. “I look forward to leading PrinceRidge as we work to enhance value for all stakeholders.”

Mr. Cohen added, “We appreciate the efforts of John and Mike in managing PrinceRidge during a challenging period in the capital markets and wish them all the best in their future endeavors.”

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries PrinceRidge Holdings LP and JVB Financial Holdings, LLC. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of March 31, 2012, IFMI managed approximately $7.8 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Contact for IFMI:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden / Joe Berg, 212-355-4449
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@ifmi.com